Exhibit 99.1

15985 East High Street

P. O. Box 35

Middlefield, Ohio 44062

Phone: 440/632-1666    FAX: 440/632-1700

www.middlefieldbank.bank

PRESS RELEASE

Company Contact:	Investor and Media Contact:
Thomas G. Caldwell President/Chief Executive Officer Middlefield Banc Corp. (440) 632-1666 Ext. 3200 tcaldwell@middlefieldbank.com	Andrew M. Berger Managing Director SM Berger & Company, Inc. (216) 464-6400 andrew@smberger.com

Middlefield Banc Corp. Announces 2022 First-Quarter

Cash Dividend Payment and Increases Share Repurchase Program

MIDDLEFIELD, OHIO, February 15, 2022 ◆◆◆◆ Middlefield Banc Corp. (NASDAQ: MBCN) today announced its Board of Directors declared a quarterly cash dividend of $0.17 per common share. The first quarter dividend is payable on March 15, 2022, to shareholders of record on March 4, 2022. The Board also approved additional share repurchase capacity for the Company’s repurchase program (the “Program”).

“Strong earnings, asset quality, and capital levels provide us with the financial flexibility to support both our capital allocation and growth strategies. This includes our longstanding commitment to return capital to our shareholders through our share repurchase and dividend programs. Since April 2019, we have repurchased 687,466 shares, representing 10.6% of our common stock at an average price of $23.52 per share,” said Thomas G. Caldwell, Middlefield’s President and Chief Executive Officer.

On February 14, 2022, Middlefield’s Board of Directors authorized the Company to repurchase an additional 300,000 shares under the Program. Combined with the 69,566 shares available for repurchase pursuant to the Board’s August 9, 2021 authorization, the Program permits the Company to repurchase a total of 369,566 shares, equating to approximately 6.3% of the Company’s 5,874,206 outstanding shares at February 14, 2022. The Program may be modified, suspended or terminated by the Company at any time.

The increased share repurchase authorization positions the Company to enhance the value of its stock and to manage its capital. The Board’s action will allow management to make repurchases, without further Board approval, when stock purchases are deemed prudent. The Board believes that the Program is an important corporate finance strategy that can enhance long-term shareholder value. Share repurchases will be made periodically as permitted by securities laws and other legal requirements and will be subject to market conditions as well as other factors. Repurchases may be made in the open market, through block trades or otherwise, and in privately negotiated transactions. Share purchases may be commenced or suspended at any time without notice.

About Middlefield Banc Corp.

Middlefield Banc Corp., headquartered in Middlefield, Ohio, is the bank holding company of The Middlefield Banking Company with total assets of $1.33 billion at December 31, 2021. The bank operates 16 full-service banking centers and an LPL Financial® brokerage office serving Beachwood, Chardon, Cortland, Dublin, Garrettsville, Mantua, Middlefield, Newbury, Orwell, Plain City, Powell, Solon, Sunbury, Twinsburg, and Westerville. The Bank also operates a Loan Production Office in Mentor, Ohio.

Additional information is available at www.middlefieldbank.bank

This press release of Middlefield Banc Corp. and the reports Middlefield Banc Corp. files with the Securities and Exchange Commission often contain “forward-looking statements” relating to present or future trends or factors affecting the banking industry and, specifically, the financial operations, markets, and products of Middlefield Banc Corp. These forward-looking statements involve certain risks and uncertainties. There are a number of important factors that could cause Middlefield Banc Corp.’s future results to differ materially from historical performance or projected performance. These factors include, but are not limited to: (1) a significant increase in competitive pressures among financial institutions; (2) changes in the interest rate environment that may reduce interest margins; (3) changes in prepayment speeds, charge-offs and loan loss provisions; (4) less favorable than expected general economic conditions; (5) legislative or regulatory changes that may adversely affect businesses in which Middlefield Banc Corp. is engaged; (6) technological issues which may adversely affect Middlefield Banc Corp.’s financial operations or customers; (7) the effect of the COVID-19 pandemic, including on our credit quality and business operations, as well as its impact on general economic and financial market conditions; (8) changes in the securities markets; or (9) risk factors mentioned in the reports and registration statements Middlefield Banc Corp. files with the Securities and Exchange Commission. Middlefield Banc Corp. undertakes no obligation to release revisions to these forward-looking statements or to reflect events or circumstances after the date of this press release.